EXHIBIT 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXERCISED UNLESS (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. HOLDERS MUST RELY ON THEIR OWN ANALYSIS OF THE INVESTMENT AND ASSESSMENT OF THE RISKS INVOLVED.

Warrant to Purchase
_________ shares	Warrant Number ____

Form of Warrant to Purchase Common Stock
of
ALTERNATIVE CONSTRUCTION COMPANY, INC.

THIS CERTIFIES that BRIDGEPOINTE MASTER FUND LTD., a Cayman Islands Exempted Company or any subsequent holder hereof ("Holder") has the right to purchase from ALTERNATIVE CONSTRUCTION COMPANY, INC. a Florida corporation, (the "Company"), up to (______) fully paid and nonassessable shares, of the Company's common stock, $0.001 par value per share ("Common Stock"), subject to adjustment as provided herein, at a price equal to the Exercise Price as defined in Section 3 below, at any time during the Term (as defined below).

Holder agrees with the Company that this Warrant to Purchase Common Stock of the Company (this “Warrant” or this “Agreement”) is issued and all rights hereunder shall be held subject to all of the conditions, limitations and provisions set forth herein.

1. Date of Issuance and Term.

This Warrant shall be deemed to be issued on June 30, 2007 (“Date of Issuance”). The term of this Warrant begins on the Date of Issuance and ends at 5:00 p.m., New York City time, on the date that is seven (7) years after the Date of Issuance (the “Term”). This Warrant was issued in conjunction with1  the issuance of senior secured convertible debentures (the “Debentures”) of the Company to the Holder pursuant to the terms of the Securities Purchase Agreement (“Securities Purchase Agreement”) and the Registration Rights Agreement (“Registration Rights Agreement”) by and between the Company and Holder dated on or about June 30, 2007.

Notwithstanding anything to the contrary herein, the applicable portion of this Warrant shall not be exercisable during any time that, and only to the extent that, the number of shares of Common Stock to be issued to Holder upon such Exercise (as defined in Section 2(a)), when added to the number of shares of Common Stock, if any, that the Holder otherwise beneficially owns (outside of this Warrant, and not including any other warrants or securities of Holder’s having a provision substantially similar to this paragraph) at the time of such Exercise, would exceed 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon Exercise of this Warrant held by the Holder, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation shall be conclusively satisfied if the applicable Exercise Notice includes a signed representation by the Holder that the issuance of the shares in such Exercise Notice will not violate the Limitation, and the Company shall not be entitled to require additional documentation of such satisfaction.

Notwithstanding the above, in the event that the Company receives any purchase, tender or exchange offer or any offer to enter into a merger with another entity whereby the Company shall not be the surviving entity (an “Offer”), then the Maximum Percentage shall be increased (but not decreased) to 9.99%, and “4.99%” shall be automatically revised immediately after such offer to read “9.99%” each place it occurs in this Section 1. The Beneficial Ownership Limitation provisions of this Section 1 may be waived by such Holder, at the election of such Holder, upon not less than 61 days’ prior notice to the Company, to change the Beneficial Ownership Limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon Exercise of this Warrant held by the Holder and the Beneficial Ownership Limitation shall continue to apply. Upon such a change by a Holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the Beneficial Ownership Limitation may not be further waived by such Holder. The limitations on Exercise set forth in this subsection are referred to as the “Beneficial Ownership Limitations.” The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

Notwithstanding the above, Holder shall retain the option to either Exercise or not Exercise its option(s) to acquire Common Stock pursuant to the terms hereof after an Offer, and, in the event of a cash Exercise following a tender offer, the Exercise Price per share that would otherwise be due shall instead be offset against the tender price per share to be received by the Holder, provided, however, that in the event a tender offer is not completed, Holder, at its option may either (i) complete any Exercise that was initiated after the Offer by promptly paying to the Company the Exercise Price that would have been due at the time the Warrant was Exercised, or (ii) cancel such Exercise by providing written notice to the Company, in which case such Exercise shall be deemed void ad initio.

 Maximum Exercise of Rights. In the event the Holder notifies the Company that the Exercise of the rights described herein would result in the issuance of an amount of Common Stock of the Company that would exceed the maximum amount that may be issued to a Holder calculated in the manner described above, then the issuance of such additional shares of Common Stock of the Company to such Holder will be deferred in whole or in part until such time as such Holder is able to beneficially own such Common Stock without exceeding the maximum amount calculated in the manner described herein. The determination of when such Common Stock may be issued shall be made by each Holder as to only such Holder.

2. Exercise.

(a) Manner of Exercise. During the Term, this Warrant may be Exercised as to all or any lesser number of full shares of Common Stock covered hereby (the “Warrant Shares” or the “Shares”) upon surrender of this Warrant, with the Exercise Form attached hereto as Exhibit A (the “Exercise Form”) duly completed and executed, together with the full Exercise Price (as defined below, which may be satisfied by either a Cash Exercise or a Cashless Exercise, as each is defined below) for each share of Common Stock as to which this Warrant is Exercised, at the office of the Company, Alternative Construction Company, Inc.; 2910 Bush Drive, Melbourne, FL 32935, Telephone: (321) 421-6349, Fax: (321) 421-6616 or at such other office or agency as the Company may designate in writing, by overnight mail, with an advance copy of the Exercise Form sent to the Company and its transfer agent (“Transfer Agent”) by facsimile (such surrender and payment of the Exercise Price hereinafter called the "Exercise” of this Warrant).

(b) Date of Exercise. The "Date of Exercise" of the Warrant shall be defined as the date that the Exercise Form attached hereto as Exhibit A, completed and executed, is sent by facsimile to the Company together with the full Exercise Price, provided that the original Warrant and Exercise Form are received by the Company and the Exercise Price is satisfied, each as soon as practicable thereafter. Alternatively, the Date of Exercise shall be defined as the date the original Exercise Form is received by the Company, if Holder has not sent advance notice by facsimile. Upon delivery of the Exercise Form to the Company by facsimile or otherwise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder's DTC account or the date of delivery of the certificates evidencing such Warrant Shares as the case may be.

(c) Delivery of Common Stock Upon Exercise. By not later than the date that is three (3) business days after any Date of Exercise (the "DELIVERY DEADLINE"), the Company shall issue and deliver (or cause its Transfer Agent so to issue and deliver) in accordance with the terms hereof to or upon the order of the Holder that number of shares of Common Stock (“Exercise Shares”) for the portion of this Warrant converted as shall be determined in accordance herewith. Upon the Exercise of this Warrant or any part thereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering, an opinion of counsel to assure that the Company's transfer agent shall issue stock certificates in the name of Holder (or its nominee) or such other persons as designated by Holder and in such denominations to be specified at Exercise representing the number of shares of Common Stock issuable upon such Exercise. The Company warrants that no instructions other than these instructions have been or will be given to the transfer agent of the Company's Common Stock and that, unless waived by the Holder, the Exercise Shares will be free-trading, and freely transferable, and will not contain a legend restricting the resale or transferability of the Exercise Shares if the Unrestricted Conditions (as defined below) are met.

(d) Delivery Failure. In addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect delivery of the Exercise Shares by the Delivery Deadline (a “Delivery Failure”), the Holder will be entitled to revoke all or part of the relevant Notice of Exercise by delivery of a notice to such effect to the Company whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that any liquidated damages described in the Securities Purchase Agreement shall be payable through the date notice of revocation or rescission is given to the Company.

(e) Legends.

(i) Restrictive Legend. The Holder understands that the Warrant and, until such time as Exercise Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement or otherwise may be sold pursuant to Rule 144 or Rule 144(k) under the 1933 Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exercise Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

"The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope satisfactory to counsel to the Company, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act."

(ii) Removal of Restrictive Legends. Certificates evidencing the Exercise Shares shall not contain any legend restricting the transfer thereof (including the legend set forth above in subsection 2(e)(i)): (i) while a registration statement (including the Registration Statement, as defined in the Registration Rights Agreement) covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Exercise Shares pursuant to Rule 144, or (iii) if such Exercise Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the Effective Date (as defined below) if required by the Company’s transfer agent to effect the issuance of Exercise Shares without a restrictive legend or removal of the legend hereunder. If the Unrestricted Conditions are met at the time of issuance of Exercise Shares, then such Exercise Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 2(e), it will, no later than three (3) Trading Days following the delivery (the “Unlegended Shares Delivery Deadline”) by the Holder to the Company or the Company’s transfer agent of a certificate representing Exercise Shares, as applicable, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Holder a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends. For purposes hereof, “EFFECTIVE DATE” shall mean the date that the Registration Statement that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the Securities and Exchange Commission (the “Commission”).

(iii)  Sale of Unlegended Shares. Holder agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 2(e)(i) above is predicated upon the Company’s reliance that the Holder will sell any Exercise Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

(f) Cancellation of Warrant. This Warrant shall be canceled upon the full Exercise of this Warrant, and, as soon as practical after the Date of Exercise, Holder shall be entitled to receive Common Stock for the number of shares purchased upon such Exercise of this Warrant, and if this Warrant is not Exercised in full, Holder shall be entitled to receive a new Warrant (containing terms identical to this Warrant) representing any unexercised portion of this Warrant in addition to such Common Stock.

(g) Holder of Record. Each person in whose name any Warrant for shares of Common Stock is issued shall, for all purposes, be deemed to be the Holder of record of such shares on the Date of Exercise of this Warrant, irrespective of the date of delivery of the Common Stock purchased upon the Exercise of this Warrant. Nothing in this Warrant shall be construed as conferring upon Holder any rights as a stockholder of the Company.

(h) Delivery of Electronic Shares. In lieu of delivering physical certificates representing the Common Stock issuable upon Exercise or legend removal, provided the Company’s Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon written request of the Holder, the Company shall use its best efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable upon Exercise to the Holder by crediting the account of the Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery and penalties described herein shall apply to the electronic transmittals described herein.

(i) Delivery Failure. If the Company fails for any reason to deliver to the Holder a certificate or certificates representing the Warrant Shares pursuant to 2(c) by the fifth (5th) Trading Day after the Date of Exercise, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares that are issuable upon such Exercise (assuming a valuation per share equal to the Market Price as of the Delivery Deadline), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such fifth (5th) Trading Day until such certificates are delivered (the “LATE SHARE DELIVERY LIQUIDATED DAMAGES”). Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 11 hereof for the Company’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(j) Buy-In. In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Exercise Shares pursuant to an Exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Exercise Shares which the Holder anticipated receiving upon such Exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Exercise Shares that the Company was required to deliver to the Holder in connection with the Exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Exercise Shares for which such Exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its Exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted Exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon Exercise of the Warrant as required pursuant to the terms hereof.

(k) Maximum Interest Rate. Nothing contained herein or in any document referred to herein or delivered in connection herewith shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest or dividends required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

(l) Surrender of Warrant Upon Exercise; Book-Entry. Notwithstanding anything to the contrary set forth herein, upon Exercise of this Warrant in accordance with the terms hereof, the Holder shall not be required to physically surrender the original Warrant Certificate to the Company unless all of this Warrant is Exercised, in which case such Holder shall deliver the original Warrant being Exercised to the Company promptly following the Date of Exercise at issue. The Holder and the Company shall maintain records showing the amount of this Warrant that is so Exercised and the dates of such Exercises or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this original Warrant upon each such Exercise. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error.

3. Payment of Warrant Exercise Price.

(a) Exercise Price. The Exercise Price (“Exercise Price”) shall initially equal $4.00 per share (the “Initial Exercise Price”), subject to adjustment pursuant to the terms hereof, including but not limited to Section 5 below.

Payment of the Exercise Price may be made by either of the following, or a combination thereof, at the election of Holder:

(i) Cash Exercise: The Holder may exercise this Warrant in cash, bank or cashiers check or wire transfer (a “Cash Exercise”); or

(ii) Cashless Exercise: The Holder, at its option, may exercise this Warrant in a cashless exercise transaction under this subsection if and only if, on the Date of Exercise, there is not then in effect a current registration statement that covers the resale of the shares of Common Stock to be issued upon exercise of this Warrant. In order to effect a Cashless Exercise, the Holder shall surrender of this Warrant at the principal office of the Company together with notice of cashless election, in which event the Company shall issue Holder a number of shares of Common Stock computed using the following formula (a “Cashless Exercise”):

X = Y (A-B)/A

where: X = the number of shares of Common Stock to be issued to Holder.

Y = the number of shares of Common Stock for which this Warrant is being Exercised.

A = the Market Price of one (1) share of Common Stock (for purposes of this Section 3(ii), where "MARKET PRICE," as of any date, means the Volume Weighted Average Price (as defined herein) of the Company’s Common Stock during the five (5) consecutive trading day period immediately preceding the date of Exercise.

B = the Exercise Price.

As used herein, the "VOLUME WEIGHTED AVERAGE PRICE" for any security as of any date means the volume weighted average sale price on the Over the Counter Electronic Bulletin Board (the “OTC-BB”) as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority in interest of the Warrants and the Company ("BLOOMBERG") or, if the OTC-BB is not the principal trading market for such security, the volume weighted average sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are listed in the "pink sheets" by the National Quotation Bureau, Inc. If the Volume Weighted Average Price cannot be calculated for such security on such date in the manner provided above, the volume weighted average price shall be the fair market value as mutually determined by the Company and the holders of a majority in interest of the Warrants being Exercised for which the calculation of the volume weighted average price is required in order to determine the Exercise Price of such Warrants. "TRADING DAY" shall mean any day on which the Common Sock is traded for any period on the OTC-BB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

For purposes of Rule 144 and sub-section (d)(3)(ii) thereof, it is intended, understood and acknowledged that the Common Stock issuable upon Exercise of this Warrant in a cashless Exercise transaction shall be deemed to have been acquired at the time this Warrant was issued. Moreover, it is intended, understood and acknowledged that the holding period for the Common Stock issuable upon Exercise of this Warrant in a cashless Exercise transaction shall be deemed to have commenced on the date this Warrant was issued.

(b) Dispute Resolution. In the case of a dispute as to the determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock or the arithmetic calculation of the Exercise Price, Market Price or the determination of whether or not a Dilutive Issuance or a Milestone Failure has occurred, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt, or deemed receipt, of the Exercise Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (i) the disputed determination of the closing price or the Volume Weighted Average Price of the Company’s Common Stock to an independent, reputable investment bank selected by the Company and approved by the Holder, which approval shall not be unreasonably withheld, (ii) the disputed arithmetic calculation of the Exercise Price, Market Price to the Company’s independent, outside accountant or (iii) the disputed facts regarding the occurrence of a Dilutive Issuance or Milestone Failure to an expert attorney from a nationally recognized outside law firm (having at least 100 attorneys and having with no prior relationship with the Company) selected by the Company and approved by the Holder. The Company, at the Company’s expense, shall cause the investment bank or the accountant, law firm, or other expert, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error (collectively, the “DISPUTE RESOLUTION PROCEDURES”).

4. Transfer and Registration.

(a) Transfer Rights. Subject to the provisions of Section 8 of this Warrant, this Warrant may be transferred on the books of the Company, in whole or in part, in person or by attorney, upon surrender of this Warrant properly completed and endorsed. This Warrant shall be canceled upon such surrender and, as soon as practicable thereafter, the person to whom such transfer is made shall be entitled to receive a new Warrant or Warrants as to the portion of this Warrant transferred, and Holder shall be entitled to receive a new Warrant as to the portion hereof retained.

(b) Registrable Securities. The Common Stock issuable upon the Exercise of this Warrant has registration rights pursuant to that certain Registration Rights Agreements between the Company and the Holder dated even herewith.

5. Anti-Dilution Adjustments; Additional Adjustments; Purchase Rights.

(a) Participation. The Holder, as the holder of this Warrant, shall be entitled to receive such dividends paid and distributions of any kind made to the holders of Common Stock of the Company to the same extent as if the Holder had Exercised this Warrant into Common Stock (without regard to any limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized and reserved to effect any such exercise and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(b)  Recapitalization or Reclassification. If the Company shall at any time effect a recapitalization, reclassification or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares, then upon the effective date thereof, the number of shares of Common Stock which Holder shall be entitled to purchase upon Exercise of this Warrant shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Common Stock by reason of such recapitalization, reclassification or similar transaction, and the Exercise Price shall be, in the case of an increase in the number of shares, proportionally decreased and, in the case of decrease in the number of shares, proportionally increased. The Company shall give Holder the same notice it provides to holders of Common Stock of any transaction described in this Section 5(b).

(c) Rights Upon Change of Control Transaction.

(i) Assumption. At least thirty (30) days prior to the consummation of a Change of Control Transaction (as defined below), but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a "CHANGE OF CONTROL NOTICE"). For purposes hereof, each of the following shall constitute a “CHANGE OF CONTROL TRANSACTION”: (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property. The Company shall not, at any time while this Warrant is outstanding, enter into or be party to a Change of Control Transaction unless (i) any Person purchasing the Company’s assets or Common Stock, or any successor entity resulting from such Change of Control Transaction (in each case, an “SUCCESSOR ENTITY”), assumes (an “ASSUMPTION”) in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 5(c)(ii) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Change of Control Transaction, including agreements to deliver to each holder of Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Warrants, including, without limitation, having similar exercise rights as the Debentures (including but not limited to a similar Exercise Price and similar Exericse Price adjustment provisions), and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation with “Similar Trading Characteristics” (as defined below) to the Company and whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Change of Control Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Change of Control Transaction, the provisions of this Debenture referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Change of Control Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise or redemption of this Warrant at any time after the consummation of the Change of Control Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrants prior to such Change of Control Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Debenture. The provisions of this Section shall apply similarly and equally to successive Change of Control Transactions and shall be applied without regard to any limitations on the exercise of this Warrant. The requirements of this Section 5(c)(ii) are referred to herein as the “ASSUMPTION REQUIREMENTS.”

For purposes hereof, an entity shall have “Similar Trading Characteristics” as the Company if the average daily trading volume of the Common Stock for the 90th through the 31st day prior to the public announcement of such transaction exceeds 100,000 shares and the daily trading dollar volume of the Common Stock for the 90th through the 31st day prior to the public announcement of such transaction exceeds $100,000.

(ii) Injunction. In the event that the Company attempts to consummate a Change of Control Transaction with an entity that does not meet the above specified requirements, the Holder shall have the right to apply for an injunction in any state or federal courts sitting in the City of New York, borough of Manhattan to prevent the closing of such Major Transaction until the Major Transaction Redemption Price is paid to the Holder, in full.

For purposes hereof:

"ELIGIBLE MARKET" means the over the counter Bulletin Board (“OTC-BB”), the New York Stock Exchange, Inc., the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or the American Stock Exchange.

"PARENT ENTITY" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

"PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“REQUIRED HOLDERS” shall mean Holders holding at least 75% of the then outstanding amount of Warrants.

(d) Exercise Price Adjusted. As used in this Warrant, the term "Exercise Price" shall mean the purchase price per share specified in Section 3 of this Warrant, until the occurrence of an event stated in this Section 5 or otherwise set forth in this Warrant, and thereafter shall mean said price as adjusted from time to time in accordance with the provisions of said subsection. No such adjustment under this Section 5 shall be made unless such adjustment would change the Exercise Price at the time by $.01 or more; provided, however, that all adjustments not so made shall be deferred and made when the aggregate thereof would change the Exercise Price at the time by $.01 or more. No adjustment made pursuant to any provision of this Section 5 shall have the net effect of increasing the Exercise Price in relation to the split adjusted and distribution adjusted price of the Common Stock.

(e) Adjustments: Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 5 or otherwise, Holder shall, upon Exercise of this Warrant, become entitled to receive shares and/or other securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 5.

(f) Adjustment of Exercise Price upon Issuance of Common Stock, Options, Convertible Securities, Etc. (MFN). If at any time after the Date of Issuance for so long as any Warrants are outstanding, the Company issues or sells, or in accordance with this Section 5(f) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in respect of an Exempt Issuance (as defined in the Securities Purchase Agreement), for a consideration per share (the "NEW ISSUANCE PRICE") less than a price (the "APPLICABLE PRICE") equal to the Exercise Price in effect immediately prior to such issue or sale (the foregoing a "DILUTIVE ISSUANCE"), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to the New Issuance Price (each, a “DILUTIVE ISSUANCE ADJUSTMENT”). For purposes of determining the adjusted Exercise Price under this Section 5(f), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon Exercise or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 5(f)(i), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon Exercise or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon Exercise or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No adjustment shall be made hereunder if such adjustment would result in an increase of the Exercise Price then in effect.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such Exercise or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 5(f)(ii), the "lowest price per share for which one share of Common Stock is issuable upon such Exercise or exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the Exercise or exchange or exercise of such Convertible Security. No adjustment shall be made hereunder if such adjustment would result in an increase of the Exercise Price then in effect.

(iii) Change in Option Price or Rate of Exercise. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, Exercise, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed Exercise rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section5(f)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, Exercise or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made hereunder if such adjustment would result in an increase of the Exercise Price then in effect.

(iv)  Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Warrant Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within five (5) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Warrant Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) Other Events. If any event occurs of the type contemplated by the provisions of this Section 5(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Exercise Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Exercise Price as otherwise determined pursuant to this Section 5(f).

For purposes hereof:

"CONVERTIBLE SECURITIES" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

"OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“REQUIRED WARRANT HOLDERS” shall mean Holders holding at least 75% of the then outstanding Warrants (determined by number of underlying unexercised shares).

(g) Subsequent Rights Offerings. If the Company, at anytime prior to the date that all of the Warrants have been Exercised, redeemed or otherwise satisfied in accordance with their terms, shall issue rights, options or warrants to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share (the “BASE RIGHTS OFFERING PRICE”) that is lower than the Conversion Price then in effect, then the Exercise Price then in effect shall be reduced (but not increased) to the Base Rights Offering Price (a “SUBSEQUENT RIGHTS OFFERING ADJUSTMENT”). Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. No adjustment shall be made hereunder if such adjustment would result in an increase of the Exercise Price then in effect.

(h) Milestone Adjustments to Exercise Price. The Company has provided to the Holder pro forma financial projections and a list of milestone events that are evidenced on SCHEDULE 5(H) attached hereto (the “Projections”). If the Company shall have failed (each a “Milestone Failure”) to meet or exceed such Projections for any one or more of the following periods (each a “Milestone Period”) (i) the one year period ending December 31, 2007and (ii) the one year period ending June 30, 2007, respectively (each a “Milestone Date”), in each case as reported in the Company’s Form 10-QSB for such fiscal quarter, then the Exercise Price shall be reduced (but not increased) (a “Milestone Adjustment) to equal the lesser of (a) the Exercise Price then in effect, (b) the Market Price as determined on the date that is five (5) Trading Days after the applicable Milestone Date, or (c) the Market Price (as defined below) as determined on the date that is five (5) Trading Days after the date that Company files its next Form 10-QSB with the Commission following the end of the applicable Milestone Period (the “Milestone Adjustment Price”).

Each such adjustment shall be effective as of the first day following each Milestone Date (by way of example, if the Projections are not met for the Milestone Period ending December 31, 2007, the reduction is effective immediately on January 1, 2008). As to any Exercises by the Holder that occurred following the end of a Milestone Period but prior to the date the Company’s periodic report was filed (“Interim Period”), the Company shall retroactively send the Holder additional Warrant Shares within 3 Trading Days of the date of the applicable filing if an adjustment is required hereunder (provided that to the extent any such shares would cause the Beneficial Ownership Limitation to be exceeded, such excess shares shall not be issued and delivered until such time as such shares may be so issued without exceeding the Beneficial Ownership Limitation). The number of additional Warrant Shares issued shall be equal to the number of Warrant Shares receivable from such Exercises based on the adjusted Exercise Price less any Warrant Shares previously received on account of such Exercises. Any subsequent restatements of the Company’s financials shall require similar retroactive issuances if the aforementioned events are subsequently deemed to have occurred. The Company shall provide written notice to the Holder no later than 1 Business Day following the Company’s filing of the applicable periodic report with the Commission, indicating therein the new Exercise Price and the Revenue for the applicable quarter. In the event that there is an adjustment to the Exercise Price pursuant to any other provision under this Certificate of Designation during the Interim Period, the Exercise Price shall be the lower of (i) the Exercise Price as adjusted pursuant to the other provisions of this Certificate of Designation and (ii) the new Exercise Price as determined hereunder. Notwithstanding anything herein to the contrary, (i) the provision shall only have the effect of reducing the Exercise Price and (ii) each adjustment shall be permanent notwithstanding future Revenue or the achievement of any other milestones and cumulative with any other adjustments hereunder.

(i) Adjustments to Exercise Price During Major Announcements. Notwithstanding anything contained in this Warrant to the contrary, in the event the Company makes any public announcement (the date of such announcement is hereinafter referred to as the "Announcement Date") anytime during the period beginning five (5) Business Days before any Milestone Adjustment Date and ending five (5) Business Days after such Milestone Adjustment Date (the "Protected Period"), then the "Milestone Adjustment Price" for such Milestone Adjustment shall equal the lesser of (X) the Milestone Adjustment Price as determined pursuant to Section 8(e)(ii) above, (Y) the Market Price as determined on the Trading Day immediately preceding the Announcement Date and (Z) the Market Price as determined on the date that is ten (10) Trading Days after the Announcement Date.

(j) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares represented by this Warrant shall proportionally increase. If the Company at any time combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of shares represented by this Warrant shall proportionally decrease.

(k) Adjustment to Number of Shares. In the event of any adjustment to the Exercise Price pursuant to the terms of this Warrant, including but not limited to any Milestone Adjustment, any Dilutive Issuance Adjustment or any Subsequent Rights Offering Adjustment, the number of Warrant Shares issuable upon Exercise of this Warrant shall be increased such that the aggregate Exercise Price payable in a full Cash Exercise hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price payable in a full Cash Exercise prior to such adjustment, and the number of Warrant Shares issuable in a Cashless Exercise shall be increased accordingly.

(l) Notice of Adjustments. Whenever the Exercise Price is adjusted pursuant to the terms of this Warrant, the Company shall promptly mail to the Holder a notice (a “Exercise Price Adjustment Notice”) setting forth the Exercise Price after such adjustment and setting forth a statement of the facts requiring such adjustment. The Company shall, upon the written request at any time of the Holder, furnish to such Holder a like Warrant setting forth (i) such adjustment or readjustment, (ii) the Exercise Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Exercise of the Warrant. For purposes of clarification, whether or not the Corporation provides an Exercise Price Adjustment Notice pursuant to this Section 5(k), upon the occurrence of any event that leads to an adjustment of the Exercise Price, the Holders are entitled to receive a number of Exercise Shares based upon the new Exercise Price, as adjusted, for exercises occurring on or after the date of such adjustment, regardless of whether a Holder accurately refers to the adjusted Exercise Price in the Notice of Exercise.

6. Fractional Interests.

No fractional shares or scrip representing fractional shares shall be issuable upon the Exercise of this Warrant, but on Exercise of this Warrant, Holder may purchase only a whole number of shares of Common Stock. If, on Exercise of this Warrant, Holder would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Exercise shall be the next higher number of shares.

7. Reservation of Shares.

From and after the date hereof, the Company shall at all times reserve for issuance such number of authorized and unissued shares of Common Stock (or other securities substituted therefor as herein above provided) as shall be sufficient for the Exercise of this Warrant and payment of the Exercise Price in full without regard to any Beneficial Ownership Limitation. If at any time the number of shares of Common Stock authorized and reserved for issuance is below the number of shares sufficient for the Exercise of this Warrant (a “Share Authorization Failure”)(based on the Exercise Price in effect from time to time), the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company's obligations under this Section 7, in the case of an insufficient number of authorized shares, and using its best efforts to obtain stockholder approval of an increase in such authorized number of shares. The Company covenants and agrees that upon the Exercise of this Warrant, all shares of Common Stock issuable upon such Exercise shall be duly and validly issued, fully paid, nonassessable and not subject to liens, claims, preemptive rights, rights of first refusal or similar rights of any person or entity.

8. Restrictions on Transfer.

(a) Registration or Exemption Required. This Warrant has been issued in a transaction exempt from the registration requirements of the Act by virtue of Regulation D and exempt from state registration under applicable state laws. The Warrant and the Common Stock issuable upon the Exercise of this Warrant may not be transferred, sold or assigned except pursuant to an effective registration statement or an exemption to the registration requirements of the Act and applicable state laws.

(b) Assignment. If Holder can provide the Company with reasonably satisfactory evidence that the conditions of (a) above regarding registration or exemption have been satisfied, Holder may sell, transfer, assign, pledge or otherwise dispose of this Warrant, in whole or in part. Holder shall deliver a written notice to Company, substantially in the form of the Assignment attached hereto as Exhibit B, indicating the person or persons to whom the Warrant shall be assigned and the respective number of warrants to be assigned to each assignee. The Company shall effect the assignment within ten (10) days, and shall deliver to the assignee(s) designated by Holder a Warrant or Warrants of like tenor and terms for the appropriate number of shares.

9. Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder.  Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

10. [Intentionally Left Blank].

11. Default and Redemption.

(a) Events Of Default. Each of the following events shall be considered to be an "EVENT OF DEFAULT," unless waived by the Holder:

(i) [Intentionally Left Blank].

(ii) Failure To Authorize And Reserve Common Stock. A Share Authorization Failure (as defined in Section 7(k) of the Debenture) occurs and remains uncured for a period of more than sixty (60) days;

(iii) Failure To Deliver Common Stock. A Delivery Failure (as defined above) occurs and remains uncured for a period of more than twenty (20) days; or at any time, the Company announces or states in writing that it will not honor its obligations to issue shares of Common Stock to the Holder upon Exercise by the Holder of the Exercise rights of the Holder in accordance with the terms of this Warrant.

(iv) Legend Removal Failure. A Legend Removal Failure (as defined above) occurs and remains uncured for a period of twenty (20) days.

(v) Cross Default. An event of default (as defined in the applicable security) in any other Debenture, Warrant or other security issued to the Holder or another holder pursuant to the Securities Purchase Agreement (a “Cross Default”) shall constitute an Event of Default hereunder.

(vi) [Intentionally Left Blank].

(vii) Failure to Adjust Exercise Price; Failure to Comply With Dispute Resolution Procedures. The Company shall have failed to comply in good faith with the Dispute Resolution Procedures (as defined herein) or shall have failed to adjust the Exercise Price as required hereunder following a Dilutive Issuance, a Milestone Event, or otherwise (after any applicable Dispute Resolution Procedure required herein).

(b) Mandatory Redemption.

(i) Mandatory Redemption Amount. If any Events of Default shall occur then, unless waived by the Holder, upon the occurrence and during the continuation of any Event of Default, at the option of the Holder, such option exercisable through the delivery of written notice to the Company by such Holder (the "DEFAULT NOTICE"), the outstanding amount of this Warrant shall be immediately redeemed by the Company and the Company shall pay to the Holder (a “MANDATORY REDEMPTION”) an amount (the “MANDATORY REDEMPTION AMOUNT” or the “DEFAULT AMOUNT”) equal to the Mandatory Redemption Premium (as defined below) multiplied by the greater of (i) the Black-Scholes value of the remaining unexercised portion of this Warrant on the date of such Default Notice and (2) the Black-Scholes value of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that the Mandatory Redemption Amount is paid to the Holder.

For purposes hereof, the “MANDATORY REDEMPTION PREMIUM” shall mean 100%.

“BLACK-SCHOLES” value of a Warrant shall be determined by use of the Black Scholes Option Pricing Model reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request and (B) an expected volatility equal to the greater of 60% and the 100 day volatility obtained from the HVT function on Bloomberg.

The Mandatory Redemption Amount shall be payable, in cash or cash equivalent, within five (5) business days of the Date of the applicable Default Notice.

After an Event of Default occurs, the Exercise Price shall be permanently decreased (but not increased) on the first Trading Day of each calendar month thereafter (each a “DEFAULT ADJUSTMENT DATE”) until the Default Amount is paid in full, to a price equal to the lesser of (i) the Exercise Price then in effect, or (ii) the lowest Market Price that has occurred on any Default Adjustment Date since the date that the Event of Default began. Notwithstanding the occurrence of an Event of Default, Failure Payments and any other Required Cash Payments (as defined in the Securities Purchase Agreement) shall continue to accrue. On the date that is five (5) Business Days after the Company’s receipt of the Holder’s Default Notice, the Default Amount, together with all other amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

If the Company fails to pay the Default Amount within five (5) Business Days of written notice that such amount is due and payable (the “DEFAULT AMOUNT DUE DATE”), then interest shall accrue thereon at a rate of eighteen percent (18%) per annum, compounded monthly (or the maximum amount allowed by applicable law, whichever is less), and the Holder shall have the right at any time, so long as the Company remains in default (and so long and to the extent that there are sufficient authorized shares), to require the Company, upon written notice (“DEFAULT EXERCISE NOTICE”) (which may be given one or more times, from time to time anytime after the Default Amount Due Date), to immediately issue, in lieu of all or any specified portion (the “SPECIFIED PORTION”) of the unpaid portion (the “UNPAID PORTION”) of the Default Amount, a number of shares (the “DEFAULT SHARES”) of Common Stock, subject to the Beneficial Ownership Limitation, equal to the Specified Portion of the Default Amount divided by the Exercise Price in effect on the date such shares are issued to the Holder, PROVIDED THAT, the Holder may require that such payment of shares be made in one or more installments at such time and in such amounts as Holder chooses. The Default shares are due within five (5) Business Days of the date that the Holder delivers a Default Exercise Notice to the Company (the “DEFAULT SHARE DELIVERY DEADLINE”).

If the Company is unable to redeem all of the Warrants submitted for redemption, the Company shall redeem a pro rata amount from each Holder based on the number of Warrants submitted for redemption by such Holder relative to the total number of Warrants submitted for redemption by all Holders.

The Holder shall not be entitled to receive Default Shares on a given date if and to the extent that such issuance would cause the Beneficial Ownership Limitation then in effect to be exceeded. If and to the extent that the issuance of Default Shares with respect to a given Specified Portion would result in the a violation of the Beneficial Ownership Limitation, then that particular Specified Portion shall be automatically reduced to a value that would cause the number of Default Shares to be issued to equal the Maximum Percentage, and the amount of such reduction shall be added back to the Unpaid Portion of the Default Amount.

(ii) Liquidated Damages. The parties hereto acknowledge and agree that the sums payable as late delivery payments or pursuant to a Mandatory Redemption shall give rise to liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred by the Holder is incapable or is difficult to precisely estimate, (ii) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Investor, and (iii) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm’s length.

The Default Amount, together with all other amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to Exercise all other rights and remedies available at law or in equity.

(c) Redemption by Other Holders. Upon the Company's receipt of notice from any of the holders for redemption or repayment of other Warrants that were issued pursuant to the Securities Purchase Agreement (the “OTHER WARRANTS”) as a result of an event or occurrence of an Event of Default or a Major Transaction (each, an "OTHER REDEMPTION NOTICE"), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company's receipt of the Holder's Redemption Notice and ending on and including the date which is three (3) Business Days after the Company's receipt of the Holder's Redemption Notice and the Company is unable to redeem all amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Warrants (including the Holder) based on the number of Warrants submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

(d) Posting Of Bond. In the event that any Event of Default occurs hereunder or any Event of Default occurs under any of the Transaction Documents (as defined in the Securities Purchase Agreement), the Company may not raise as a legal defense (in any Lawsuit, as defined below, or otherwise) or justification to such Event of Default any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, unless the Company has posted a surety bond (a “Surety Bond”) for the benefit of such Holder in the amount of 130% of the aggregate Surety Bond Value (as defined below) of all of the Holder’s Debenture and Warrants (the “Bond Amount”), which Surety Bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent Holder obtains judgment.

For purposes hereof, a “Lawsuit” shall mean any lawsuit, arbitration or other dispute resolution filed by either party herein pertaining to any of the Transaction Documents (as defined in the Securities Purchase Agreement).

“Surety Bond Value,” for the Warrants shall mean 130% of the of the Black-Scholes value of the remaining unexercised portion of this Warrant on the Trading Day immediately preceding the date that such bond goes into effect) and “Surety Bond Value” for the Debenture shall have the meaning ascribed to it in the Debenture.

(e) Injunction And Posting Of Bond. In the event that the Event of Default referred to in subsection (c) above pertains to the Company’s failure to deliver unlegended shares of Common Stock to the Holder pursuant to a Warrant Exercise, legend removal request, or otherwise, the Company may not refuse such unlegended share delivery based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, unless an injunction from a court, on prior notice to Holder, restraining and or enjoining Exercise of all or part of said Warrant shall have been sought and obtained by the Company and the Company has posted a Surety Bond for the benefit of such Holder in the amount of the Bond Amount (as described above), which Surety Bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent Holder obtains judgment.

(f) Remedies, Other Obligations, Breaches And Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 12. Holder’s Redemptions.

(a) Mechanics of Holder’s Redemptions. In the event that the Holder has sent a Default Notice pursuant to Section 11(b)(i) (a “Redemption Notice”), the Holder shall promptly submit this Warrant to the Company. In the event of a redemption of less than all of the outstanding portion of this Warrant, the Company shall promptly cause to be issued and delivered to the Holder a new Warrant representing the outstanding number of underlying Warrant Shares which have not been redeemed.

(b) Warrants Detachable. The Warrants constitute a separate, detachable security from the Debentures. In the event of any redemption of the Debentures, in whole or in part, by the Company, the Holder shall retain any of its Warrants that have not been exercised or redeemed in accordance with their terms and in the event of any redemption of the Warrants, in whole or in part, by the Company, the Holder shall retain any of its Warrants that have not been exercised or redeemed in accordance with their terms.

13. Benefits of this Warrant.

Nothing in this Warrant shall be construed to confer upon any person other than the Company and Holder any legal or equitable right, remedy or claim under this Warrant and this Warrant shall be for the sole and exclusive benefit of the Company and Holder.

14. Governing Law.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

15. Loss of Warrant.

Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

16. Notice or Demands.

Notices or demands pursuant to this Warrant to be given or made by Holder to or on the Company shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed, until another address is designated in writing by the Company, to the address set forth in Section 2(a) above. Notices or demands pursuant to this Warrant to be given or made by the Company to or on Holder shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed, to the address of Holder set forth in the Company’s records, until another address is designated in writing by Holder.

IN WITNESS WHEREOF, the undersigned has executed this Warrant as of the  30th day of June, 2007.

ALTERNATIVE CONSTRUCTION COMPANY, INC.

By:
Print Name:
Title:

EXHIBIT A

EXERCISE FORM FOR WARRANT

TO: ALTERNATIVE CONSTRUCTION COMPANY, INC.

The undersigned hereby irrevocably Exercises the right to purchase ____________ of the shares of Common Stock (the “Common Stock”) of ALTERNATIVE CONSTRUCTION COMPANY, INC., a Florida corporation (the “Company”), evidenced by the attached warrant (the “Warrant”), and herewith makes payment of the Exercise price with respect to such shares in full, all in accordance with the conditions and provisions of said Warrant.

1. The undersigned agrees not to offer, sell, transfer or otherwise dispose of any of the Common Stock obtained on Exercise of the Warrant, except in accordance with the provisions of Section 8(a) of the Warrant.

2. The undersigned requests that stock certificates for such shares be issued free of any restrictive legend, if appropriate, and a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below:

Dated: _____________

Signature

Print Name

Address

NOTICE

The signature to the foregoing Exercise Form must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT B

ASSIGNMENT

(To be executed by the registered holder
desiring to transfer the Warrant)

FOR VALUE RECEIVED, the undersigned holder of the attached warrant (the “Warrant”) hereby sells, assigns and transfers unto the person or persons below named the right to purchase _______ shares of the Common Stock of ALTERNATIVE CONSTRUCTION COMPANY, INC., a Florida corporation, evidenced by the attached Warrant and does hereby irrevocably constitute and appoint _______________________ attorney to transfer the said Warrant on the books of the Company, with full power of substitution in the premises.

Dated: _______________
Signature

Fill in for new registration of Warrant:

___________________________________
Name

___________________________________
Address

___________________________________
Please print name and address of assignee
(including zip code number)

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.